Exhibit 99.2

II-VI Incorporated Announces Proposed Public Offerings of Common Stock and Mandatory Convertible Preferred Stock

PITTSBURGH, Jun. 30, 2020 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI), a global leader in engineered materials and optoelectronic components, today announced that it has commenced concurrent underwritten public offerings of $350.0 million of newly issued shares of its common stock (the “common stock offering”) and of $400.0 million aggregate liquidation preference of a newly established Series A Mandatory Convertible Preferred Stock (the “preferred stock offering”). In addition, II-VI expects to grant the underwriters of the offerings a 30-day option to purchase up to an additional (a) $52.5 million of shares of its common stock at the applicable public offering price, less underwriting discounts and commissions, and (b) $60.0 million aggregate liquidation preference of its Series A Mandatory Convertible Preferred Stock at the applicable public offering price, less underwriting discounts and commissions, solely to cover over-allotments. Neither the completion of the common stock offering nor the completion of the preferred stock offering is contingent on the completion of the other. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when either or both of the offerings may be completed, or as to the actual size or terms of either of the offerings.

Unless earlier converted, each share of Series A Mandatory Convertible Preferred Stock will automatically convert into a variable number of shares of II-VI’s common stock on July 1, 2023 (subject to postponement in certain limited circumstances). The conversion terms, dividend rate and the other terms of the Series A Mandatory Convertible Preferred Stock will be determined at the time of pricing of the preferred stock offering.

BofA Securities, J.P. Morgan and Citigroup are acting as joint book-running managers for each offering.

II-VI expects to use up to $714.6 million of the net proceeds from these offerings and/or cash on hand to repay borrowings (including accrued interest) under its existing credit agreement, and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes.

The offerings will be made pursuant to an automatic shelf registration statement (including a prospectus) filed with the U.S. Securities and Exchange Commission (“SEC“) on June 30, 2020, which became effective upon filing and is available on the SEC’s website at www.sec.gov. The common stock offering will be made pursuant to a preliminary prospectus supplement related to the common stock offering, which has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The preferred stock offering will be made pursuant to a separate preliminary prospectus supplement related to the preferred stock offering, which has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, the common stock preliminary prospectus supplement and the preferred stock preliminary prospectus supplement may be obtained from (i) BofA Securities, Inc., NC1-005-03-43, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by emailing dg.prospectus_requests@bofa.com, (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204 or (iii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus in the registration statement and the prospectus supplement for the common stock offering and the prospectus supplement for the preferred stock offering, as applicable.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers.

Forward Looking Statements

Certain statements contained in this press release that are not historical, including but not limited to those regarding II-VI’s planned offerings of common stock and Series A Mandatory Convertible Preferred Stock, our ability to complete the offerings on the anticipated terms, if at all, and the anticipated use of the net proceeds therefrom, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that the offerings will be consummated on the terms described above or at all. Consummation of the offerings and the terms thereof are subject to numerous conditions, many of which are beyond the control of II-VI, including: the prevailing conditions in the capital markets; interest rates; and economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s securities. As a result, this press release should be read in conjunction with II-VI’s periodic filings with the SEC and the offering documents for the common stock offering and the preferred stock offering.

For a discussion of risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, December 31, 2019 and March 31, 2019, and the preliminary prospectus supplement filed with the SEC on June 30, 2020 in respect of the common stock offering and the preliminary prospectus supplement filed with the SEC on June 30, 2020 in respect of the preferred stock offering. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise, except as required by law.

CONTACT:	Mary Jane Raymond
Treasurer and Chief Financial Officer
investor.relations@ii-vi.com
www.ii-vi.com/contact-us